Exhibit 4.13
                                     1995
                                     ----

                        INCENTIVE  STOCK  OPTION  PLAN  OF
                        ----------------------------------

                          CLARINET  COMMUNICATIONS  CORP.
                          -------------------------------

                               Purpose  of  Plan

     1. The purpose of this Plan is to strengthen Clarinet Communications Corp. (hereafter "Corporation") by providing incentive stock options as a means to attract, retain and motivate corporate personnel. The Plan is hereby declared to be an "incentive stock option" plan pursuant to Section 422 of the Internal Revenue Code and the regulations promulgated thereunder.

                            Administration  of  Plan

     2. This Plan shall be administered by the Board of Directors. The Board shall have the power to make all determinations necessary for the administration of the Plan, subject to the restrictions on Board powers set forth in Corporations Code Section 311.

                               Grant  of  Options

     3. The Corporation is hereby authorized to grant incentive stock options as defined in Internal Revenue Code Section 422 to any full-time employee. Options may not be granted to employees who own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation, or of its parent or subsidiary, except pursuant to the restrictions set forth in paragraphs 5 and 6. Any option granted under this Plan shall be granted within ten years from the date this Plan is adopted, or the date this Plan is approved by the shareholders pursuant to paragraph 13, whichever is earlier. Each grant of options pursuant to this Plan is subject to ratification and approval by the Board of Directors.

                            Stock  Subject  to  Plan

     4. The aggregate number of shares that may be issued pursuant to options granted under this Plan shall be ONE MILLION (1,000,000) shares of the Corporation's voting common stock, based on a capital structure of the Corporation authorizing a total of 10,000,000 (Ten Million) shares of voting common stock.

                             Exercise  of  Option

     5. Any option granted pursuant to this Plan shall contain provisions, established by the Board, setting forth the manner of exercising the option. However, no option granted under this Plan shall be exercisable by its terms after the expiration of ten years from the grant of the option, and no option granted to a person who owns stock possessing more than ten percent of the total combined voting power of all classes of the Corporation's stock shall be exercisable by its terms after the expiration of five years from the date of the grant. The option may be subject to earlier termination as provided in paragraphs 8 and 12. The options may not be exercised unless in accordance with the laws of the State of California and the Securities Act of 1993, as amended.

                               Option  Price

     6. The price for a share of stock subject to an option granted pursuant to this Plan shall not be less than the fair market value for the stock at the time the option is granted, as determined in good faith by the Board at the time the option is granted. However, when an option is granted to a person who owns stock possessing more than ten percent of the total combined voting power of all classes of the Corporation's stock, the purchase price per share of the stock subject to the option shall not be less than one hundred ten percent of the fair market value of the stock at the time the option is granted, as determined by the Board in good faith at the time the option is granted.

                          Options  Nontransferable

     7. The terms of any option granted under this Plan shall make the option nontransferable by the optionee except by will or the laws of descent and distribution, and exercisable only by the optionee during his or her lifetime.

                         Termination  of  Employment

     8. An optionee's option shall expire thirty days after termination of employment for reasons other than death or disability, subject to earlier termination pursuant to paragraph 5 of this Plan. An optionee's option shall expire twelve months after termination of employment due to permanent and total disability, as defined in Internal Revenue Code Section 22(e)(3), subject to earlier termination pursuant to paragraph 5 of this Plan. If an optionee should die while employed by the Corporation, or its parent, subsidiary, or successor as defined in Section 424 of the Internal Revenue Code, or within the three-month period after termination of employment, the person to whom the optionee's rights pass by will or the laws of descent and distribution may exercise the option for any of the shares not previously exercised during employee's lifetime, within one year after the optionee's death, subject to earlier termination pursuant to paragraph 5 of this Plan.

                        Stock  Subject  to  Option

     9. The Corporation shall at all times during the term of this Plan reserve the stock designated in paragraph 4 to meet the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options under this Plan.

     In the event of a stock split, reverse stock split, stock dividend, combination, or reclassification of the Corporation's stock, an appropriate and proportionate adjustment shall be made in the number of shares to which stock options may be granted. A corresponding change shall be made to the number and kind of shares, and the exercise price per share, of unexercised options.

This Plan shall be qualified by the Corporation as an exempt transaction under federal and state securities laws. Any failure by the Corporation to qualify for such exemption shall void this Plan.

           Merger, Consolidation, or Dissolution of the Corporation

     10. Following the merger of one or more corporations in the Corporation, or any consolidation of the Corporation and one or more other corporations, the exercise of options under this Plan shall apply to the shares of the surviving Corporation in proportionate numbers of shares.

     Code Section 25102(f), including, but not limited to, the provision that the stock is for the optionee's own account and not with a view to or for sale in connection with the distribution of the stock. Any option granted pursuant to this Plan shall contain any other terms that the Board of Directors and/or the Corporation's legal counsel deems necessary.

                    Restrictions  on  Transfer  of  Shares

     12. All options and shares issued pursuant to this Plan shall be subject to the following restrictions:

      a. Neither the optionee nor the optionee's heirs, executors, or administrators shall sell, exchange, give, transfer, pledge, hypothecate, or otherwise dispose of any options or shares in the Corporation or any interest in the options or shares except as provided in this Plan.

      b. Upon termination of employment or death of optionee, the shares acquire by the optionee pursuant to this Plan shall be subject to a right of repurchase by the Corporation on the terms and conditions set forth Herein.

      c. Any sale or transfer of shares by the optionee shall be subject to a right by the Corporation to repurchase such shares at the greater of the price paid for such shares by the optionee or the purchase price determined by subparagraph (d).

      d. The repurchase price to be paid by the Corporation for the shares of an optionee shall be an amount equal to the number of shares of stock in the Corporation owned by that optionee on the Purchase Date multiplied by the greater of (1) the purchase price paid by the optionee, or (2) the book value of a single share of the Corporation's stock as determined hereunder.

     "Book value", for the purposes of repurchase of shares by the Corporation means the value of the capital stock of the Corporation as of the valuation date, after deducting the sum of all the Corporation's liabilities from the sum of all of the Corporation's assets and property as shown on the Corporation's books, except that the Corporation's capital stock shall not be deducted as a liability, nor shall any surplus or undivided profits be deducted. The book value of any single share of capital stock of the
Corporation shall be its proportionate share of the book value of all the outstanding stock of the Corporation as of the valuation date.

     To determine book value, the inventory of the Corporation reflecting the property, assets and liabilities of the Corporation last compiled by the Corporation's accountant shall be used. Accounts receivables shall not be included. All other sums owed to the Corporation shall be valued as they are carried gross on the books. Furniture, fixtures, equipment and other fixed assets on hand shall be valued as they appear on the books of the Corporation, being original cost less depreciation. Goodwill and trade names shall be deemed of no value unless they have been acquired and paid for in cash, and in that event, the sum shall be computed at the amount paid for them. All state and other taxes and assessments that are unpaid shall be apportioned. The usual accounting practices employed by the accountant auditing the books of the Corporation shall be employed in the determination of the foregoing values.

      e. The restrictions on transfer of shares set forth herein shall not be applicable in the event of merger or acquisition of the Corporation by terms of which a general offer to purchase shares is extended to all shareholders of the Corporation.

      f. The restrictions on transfer of shares set forth herein shall not be applicable to the sale of shares by optionee to another shareholder of the Corporation, except that as to any such sale, the Corporation shall have a right of first refusal for a period of thirty (30) days following notice of any such proposed sale, upon substantially the same terms and conditions of such proposed sale.

                         Effective  Date  of  Plan

     13. This Plan shall be effective on approval by the outstanding shares or unanimous written consent of the shareholders of the Corporation.

                  Amendment  and  Termination  of  the  Plan

     14. The Board of Directors may at any time amend or terminate this Plan. No option may be granted after termination. The amendment or termination of the Plan shall not, however, alter any optionee's rights or obligations under an option previously granted, unless the optionee consents to that alteration.

                            Financial  Statements

     15. Optionees under this Plan shall receive financial statements annually regarding the Corporation during the period the options are outstanding. The financial statements provided need not comply with Title 10,
Section  260.613  of  the  California  Code  of  Regulations.

                           No  Right  of  Employment

     16. Nothing in this Plan or any grant made pursuant to this Plan shall confer on the optionee any right to continue in the employment of the Corporation, or limit in any way the right of the Corporation to terminate the optionee's employment or other relationship at any time, with or without cause.